Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2004 Results

Louisville, KY, February 28, 2005 – Texas Roadhouse, Inc. (Nasdaq: TXRH), today announced financial results for the thirteen and fifty-two week periods ended December 28, 2004.

	Fourth Quarter		%	Year to Date		%
($ 000’s)	2004	2003	Change	2004	2003	Change

Total revenue	96,947	75,391	29	363,011	286,453	27
Income from operations	8,147	8,731	(7)	38,682	34,258	13
Net (loss) income	(183)	6,157	NM	21,701	23,143	(6)

Results for the fourth quarter and year to date 2004 include the following charges:

•      A $5.0 million after-tax or $0.14 per diluted share charge for the recognition of a deferred tax liability incurred when Texas Roadhouse became a “C” corporation in conjunction with the Company’s initial public offering. This charge was previously noted in the Company’s third quarter 2004 earnings release and the Company’s form 10-Q filing with the U.S. Securities and Exchange Commission;

•      A $0.7 million after-tax or $0.02 per diluted share non-cash write-off of loan fees related to the termination of a $100 million, three-year credit facility.  The facility was replaced with a $150 million, five-year credit facility on October 8, 2004. This charge was previously discussed in the Company’s third quarter 2004 earnings release and the Company’s form 10-Q filing with the U.S. Securities and Exchange Commission; and

•      A $0.9 million after-tax or $0.02 per diluted share cumulative adjustment to correct the Company’s lease accounting. This charge is similar to those disclosed by numerous restaurant companies and is described in detail in the “Lease Accounting Adjustment” section of this press release.

Other highlights for the quarter include:

•      Seven company and four franchise restaurants opened during the quarter;

•      Comparable restaurant sales increased 6.5% at company restaurants and 6.5% at franchise restaurants;

•      Restaurant operating costs, as a percentage of sales, increased 229 basis points versus the fourth quarter of 2003, reflecting higher food and beverage costs and the aforementioned lease adjustment; and

•      Restaurant pre-opening expenses increased by approximately $1.0 million versus the fourth quarter of 2003, reflecting a higher number of new restaurant openings in 2004.

Lease Accounting Adjustment

Like many companies in the restaurant industry, Texas Roadhouse recently reviewed its accounting practices with respect to leasing transactions, and, in consultation with its external auditors, corrected its practices.  Texas Roadhouse will now conform the lease term used in calculating straight-line rent expense under certain leases that include fixed-rent escalations with the term used to amortize related leasehold improvements. As the correction relates solely to accounting treatment, it does not affect Texas Roadhouse’s historical or future cash flow or the timing of payments under the related leases. As a result, the Company recorded the cumulative effect of this correction primarily as a $1.3 million pre-tax ($0.9 million after-tax) charge to rent expense in the fourth quarter. The pre-tax charges attributable to 2004 and prior periods were $0.3 million ($0.2 million after-tax) and $1.0 million ($0.7 million after-tax), respectively. Texas Roadhouse expects this accounting change to result in pre-tax increases of approximately $273,000 and $67,000 to rent and depreciation expense, respectively, in 2005.

Pro Forma Earnings per Diluted Share

Pro forma earnings per diluted share include the estimated impact of Texas Roadhouse’s initial public offering and corporate reorganization completed on October 8, 2004 as if the transactions occurred at the beginning of the periods presented. Accordingly, management believes that pro forma earnings per share currently provide the most relevant comparisons for investors.  In an effort to illustrate the reconciliation between GAAP revenue, net (loss) income and pro forma amounts, the Company has provided tables in the financial section of this press release.

For the fourth quarter and year to date 2004, pro forma diluted earnings per share were ($0.01) and $0.52 respectively. These amounts include the deferred tax charge, loan fee write-off, and lease accounting correction that were previously discussed. Excluding these charges, pro forma diluted earnings per share for the fourth quarter and year to date 2004 would have been $0.17 and $0.71, respectively. For the fourth quarter and full year 2003, pro forma diluted earnings per share were $0.15 and $0.59, respectively, and only include adjustments related to the initial public offering and corporate reorganization.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are very pleased to have finished 2004 on such a strong note.  We exceeded our development plan by two restaurants, one company and one franchise, and fourth quarter comparable restaurant sales increased 6.5%. In addition, our new restaurants are achieving sales that are exceeding the system average. We believe our ongoing financial performance is a testament to the hard work of all our team members and our commitment to Legendary Food and Legendary Service.”

Acquisition of Franchise Restaurants

Texas Roadhouse announced its intention to begin acquiring franchise restaurants. Subject to the approval of the Company’s Board of Directors and the results of customary due diligence investigations, management expects to close its first round of acquisitions in the third quarter of 2005. The Company will provide more specific guidance once these acquisitions are completed.

Outlook for 2005

The Company reported that comparable restaurant sales for the first 8 weeks of the 13 week quarter ending March 29, 2005 increased approximately 8%.  Based on this and other factors listed below, management currently estimates that it will achieve diluted earnings per share of $0.85 to $0.86 for 2005.

•      Revenue of approximately $450 million, an increase of 23% as compared to 2004;

•      New restaurant openings of 20 company and 6 franchise;

•      Comparable restaurant sales growth of +2.0% to +3.0%;

•      Restaurant operating costs as a percent of sales increase of 25 to 50 basis points;

•      Effective tax rate of 35.3%; and

•      Weighted average diluted shares of approximately 36.5 million.

Mr. Hart concluded, “We are very encouraged by our comparable restaurant sales performance year to date, particularly given the fact that we are lapping tough comparisons. As we enter the remainder of fiscal 2005, we are excited about pursuing our first round of franchise acquisitions and positioning the Company for solid long-term growth.  Our entire team remains committed to excellence and we look forward to updating our shareholders throughout the year.”

The Company is hosting a conference call today, Monday, February 28, 2005 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 573-4842 and the pass code is 85966175.  A replay of the call will be available until March 7, 2005.  To access the replay, please dial (888) 286-8010, and use 38412560 as the pass code.

There will be a simultaneous web cast conducted at the Company’s web site at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 196 restaurants in 36 states.  For more information, please visit the Company’s website at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2005 are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during full year 2005, the sales at these and our other company-owned and franchised locations, our ability to control other restaurant operating costs and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Juli Hart

502-515-7235

Texas Roadhouse, Inc
Consolidated Statements of Income
(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 28, 2004	December 30, 2003	December 28, 2004	December 30, 2003
Revenue:
Restaurant sales	$94,538	$73,543	$354,190	$279,519
Franchise royalties and fees	2,409	1,848	8,821	6,934

Total revenue	96,947	75,391	363,011	286,453

Costs and expenses:
Restaurant operating costs:
Cost of sales	33,258	24,507	123,531	91,904
Labor	25,818	20,248	97,196	78,070
Rent	3,142	1,709	8,261	6,005
Other operating	15,864	12,595	58,044	47,382
Pre-opening	1,677	667	5,237	2,571
Depreciation and amortization	3,313	2,243	11,005	8,562
General and administrative	5,728	4,691	21,055	17,701

Total costs and expenses	88,800	66,660	324,329	252,195

Income from operations	8,147	8,731	38,682	34,258

Interest expense, net	1,494	914	4,654	4,350
Minority interest	(305)	1,621	5,278	6,704
Equity income (loss) from investments in unconsolidated affiliates	18	(39)	110	(61)

Income before taxes	$6,976	$6,157	$28,860	$23,143
Provision for income taxes	7,159	—	7,159	—
Net (loss) income	(183)	6,157	21,701	23,143

Pro forma data:
Historical income before taxes	$(183)	$6,157	$21,701	$23,143
Pro forma provision for income taxes	149	2,230	7,869	$8,379

Net income adjusted for pro forma provision for income taxes	$(332)	$3,927	$13,832	$14,764

Net income adjusted for pro forma provision for income taxes per common share:
Basic	$(0.01)	$0.17	$0.41	$0.60

Diluted	$(0.01)	$0.16	$0.39	$0.57

Pro forma weighted average shares outstanding:
Basic	33,508	23,614	33,463	23,440

Diluted	36,171	24,930	35,775	24,772

TEXAS ROADHOUSE, INC.

RECONCILIATION OF REPORTED TO PRO FORMA REVENUE

	Q4		Full Year
($ in thousands)	2004	2003	2004	2003

Reported restaurant sales	$94,538	73,543	354,190	279,519
Reported franchise royalties and fees	2,409	1,848	8,821	6,934
Reported revenue	96,947	75,391	363,011	286,453

Pro Forma adjustments:
Acquisition of one franchise restaurant (1)	101	888	3,042	3,580
Elimination of royalties	(3)	(26)	(91)	(107)

Pro forma revenue	$97,045	76,253	365,963	289,926

(1)     Represents the acquisition of the Longview, Texas restaurant on Oct. 8, 2004, which was a franchise restaurant that was acquired as part of our initial public offering and associated corporate reorganization.

TEXAS ROADHOUSE, INC.

RECONCILIATION OF REPORTED TO PRO FORMA NET INCOME

	Q4		Full Year
($ in thousands)	2004	2003	2004	2003

Reported net income (loss)	$(183)	6,157	21,701	23,143

After-tax pro forma adjustments:
Elimination of acquired minority interest (1)	86	1,027	3,498	4,266
Acquisition of one franchise restaurant (2)	6	64	227	280
Interest expense (3)	(124)	202	1,071	1,582
Pro forma income taxes (4)	(149)	(2,230)	(7,868)	(8,379)

Pro forma net income (loss)	$(364)	5,220	18,629	20,891

Weighted average shares outstanding (000’s)
Basic	33,508	33,285	33,463	33,110
Diluted	36,171	35,586	35,775	35,443

Pro forma EPS
Basic	$(0.01)	$0.16	$0.56	$0.63
Diluted	$(0.01)	$0.15	$0.52	$0.59

(1)     Represents the acquisition of minority interests held in 22 majority-owned restaurants, 9 license/franchise restaurants, and Texas Roadhouse Development Corporation, all of which were acquired as part of our initial public offering and associated corporate reorganization.

(2)     Represents the acquisition of the Longview, Texas restaurant which was a franchise restaurant that was acquired as part of our initial public offering and associated corporate reorganization.

(3)     Represents the effect on interest expense from the application of proceeds from our initial public offering against the outstanding borrowings on our credit facility.

(4)     Represents estimated income taxes had the company been subject to federal and state income taxes prior to its initial public offering and corporate reorganization. Texas Roadhouse, Inc. operated as an LLC prior to its initial public offering and corporate reorganization and was not subject to federal and state income taxes.

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

($ amounts in thousands)

	Fourth Quarter				Year to Date
	2004	2003	Change		2004	2003	Change

Restaurant openings
Company	7	2	5		19	10	9
Franchise	4	4	0		12	10	2
Total	11	6	5		31	20	11

Restaurant acquisitions (1)
Company	1	0	1		1	0	1
Franchise	(1)	0	(1)		(1)	0	(1)
Total	0	0	0		0	0	0

Restaurants open at the end of the quarter
Company	107	87	20
Franchise	86	75	11
Total	193	162	31

Company-owned restaurants

Restaurant sales	94,538	73,543	28.5%		354,190	279,519	26.7%
Restaurant operating weeks	1,338	1,114	20.1%		4,920	4,232	16.3%
Comparable restaurant sales growth (2)	6.5%	5.1%			7.6%	3.1%
Average unit volumes (3)	908	848	7.1%		3,679	3,413	7.8%

Restaurant costs (as a % of restaurant sales)

Cost of sales	35.2%	33.3%	186	bps	34.9%	32.9%	200	bps
Labor	27.3%	27.5%	(22)	bps	27.4%	27.9%	(49)	bps
Rent (4)	3.3%	2.3%	100	bps	2.3%	2.1%	18	bps
Other operating	16.8%	17.1%	(35)	bps	16.4%	17.0%	(56)	bps
Total	82.6%	80.3%	229	bps	81.0%	79.9%	113	bps

Franchise-owned restaurants

Franchise royalties and fees	2,409	1,848	30.4%		8,821	6,934	27.2%
Restaurant operating weeks	1,081	934	15.7%		4,076	3,547	14.9%
Comparable restaurant sales growth (2)	6.5%	4.5%			7.0%	2.7%
Average unit volumes (3)	864	781	10.6%		3,679	3,351	9.8%

Pre-opening expense	1,677	667	151.4%		5,237	2,571	103.7%

General & administrative expenses	5,728	4,691	22.1%		21,055	17,701	18.9%
As a % of total revenue	5.9%	6.2%	(31)	bps	5.8%	6.2%	(38)	bps

(1)     Represents the acquisition of the Longview, Texas restaurant on Oct. 8, 2004, which was a franchise restaurant that was acquired as part of our initial public offering and associated corporate reorganization.

(2)     Comparable restaurant sales includes sales from restaurants open 18 months as of the beginning of the measurement period.

(3)     Average unit volumes includes sales from restaurants open 6 months as of the beginning of the measurement period.

(4)     Rent expense as a percentage of sales includes a $1.2MM fourth quarter, 2004 adjustment for a change in lease accounting.